Exhibit 99(b)

                          PRESS RELEASE


FOR IMMEDIATE RELEASE
MONDAY
APRIL 15, 1996

CONTACT PERSON:          STACY DUCKETT, VICE PRESIDENT
                         CORPORATE COMMUNICATIONS
                         (501) 688-8229

                   TCBY'S HONG KONG FRANCHISEE
              LAUNCHES DISTRIBUTION IN 7-11 STORES

LITTLE ROCK, AR - MONDAY (APRIL 15, 1996) - TCBY ENTERPRISES, INC. (NYSE:TBY) today announced its Hong Kong Franchisee, Top Green International, has begun distribution of "TCBY"(Registered) branded products in 7-11 Stores in that country.

The 330  7-11  Stores  in  Hong  Kong  will  offer  thirteen
varieties    of     "TCBY"(Registered)     mini-cups     and
Yog-A-Bar(Registered)   novelties.       The    franchisee's
production facility in China is supplying the stores.

"TCBY"(Registered) products were introduced in 7-11 Stores last week. A six-day newspaper and television campaign promoted the arrival of "TCBY"(Registered) items in the stores, including a full-page, color ad in the Sing Pao Daily News, one of Hong Kong's largest newspapers.

Neil Friedman of Top Green International said, "We are very excited about this opportunity to distribute TCBY frozen yogurt through 7-11 Stores. Already, over 250,000 TCBY novelty items have been sold through the 330 7-11 Stores during the 6-day introductory promotion."

"We are so pleased for Top Green International. The 7-11 Stores offer a tremendous amount of sales potential for Top Green, and certainly contribute to the overall brand awareness of TCBY," said Herren Hickingbotham, President and Chief Operating Officer of TCBY Enterprises, Inc.

Top Green International is the franchisee for TCBY in China,
Hong Kong and Macao.   Jardines/Dairy Farm  is the owner  of
7-11 Stores in Hong Kong.

TCBY Enterprises, Inc., through subsidiary companies, manufactures and sells soft serve frozen yogurt, hardpack frozen yogurt, hardpack ice cream, and frozen novelty products, and markets foodservice equipment. The Company is the largest manufacturer-franchisor of frozen yogurt in the world.
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